Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference into the Registration Statements on Form S-3 and Form S-8 filed by Parkvale Financial Corporation of our report dated September 13, 2010, except for Note G, as to which the date is November 12, 2010 relating to the consolidated financial statements, financial statement schedule and internal controls as of June 30, 2010 and 2009 and for the three years ended June 30, 2010, 2009 and 2008 included in the amended Annual Report on Form 10-K of Parkvale Financial Corporation for the year ended June 30, 2010.

/s/ ParenteBeard LLC
Pittsburgh, Pennsylvania November 12, 2010